Exhibit 99.1

Report of Independent Registered Public Accounting Firm	2
Consolidated Balance Sheets at December 31, 2009 and 2008	3
Consolidated and Combined Statements of Operations for the Years Ended December 31, 2009, 2008, and 2007	4
Consolidated and Combined Statements of Stockholders’ Equity for the Years Ended December 31, 2009, 2008, and 2007	5
Consolidated and Combined Statements of Cash Flows for the Years Ended December 31, 2009, 2008, and 2007	6
Notes to Consolidated and Combined Financial Statements	7

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Abraxis BioScience, Inc.
     We have audited the accompanying consolidated balance sheets of Abraxis BioScience, Inc. (formerly known as New Abraxis, Inc.) as of December 31, 2009 and 2008, and the related consolidated and combined statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abraxis BioScience, Inc. at December 31, 2009 and 2008, and the consolidated and combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for noncontrolling interest with the adoption of the guidance originally issued in FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (codified in FASB ASC Topic 810, Consolidation) effective January 1, 2009.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Abraxis BioScience, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Los Angeles, California
March 12, 2010

Abraxis BioScience, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$203,312	$306,390
Cash collateral for reacquisition of agreement	—	300,631
Accounts receivable, net of chargebacks of $1,445 in 2009 and $1,258 in 2008 and credit returns of $1,026 in 2009 and $695 in 2008	47,220	37,011
Related party receivable	51	1,915
Inventories	54,209	63,506
Prepaid expenses and other current assets	40,994	33,795
Deferred income taxes	25,510	26,758

Total current assets	371,296	770,006
Property, plant and equipment, net	236,798	166,720
Investments in unconsolidated entities	22,774	10,183
Intangible assets, net of accumulated amortization of $144,908 in 2009 and $105,113 in 2008	144,633	175,291
Goodwill	241,361	241,361
Other non-current assets	51,518	36,196

Total assets	$1,068,380	$1,399,757

Liabilities and equity
Current liabilities:
Accounts payable	$28,577	$39,142
Accrued liabilities	88,723	53,020
Accrued litigation costs	57,635	57,635
Reacquisition payable	—	268,000
Related party payable	334	—
Income taxes payable	142	679
Deferred revenue	3,138	4,209

Total current liabilities	178,549	422,685
Deferred income taxes, non-current	29,507	23,858
Long-term portion of deferred revenue	4,867	8,223
Other non-current liabilities	9,192	15,519

Total liabilities	222,115	470,285
Equity
Stockholders’ equity:
Common stock—$0.001 par value; 100,000,000 shares authorized; issued and outstanding—40,107,334 shares in 2009 and 40,066,451 shares in 2008	40	40
Additional paid-in capital	1,213,707	1,203,092
Accumulated deficit	(375,805)	(272,689)
Accumulated other comprehensive income (loss)	5,011	(971)

Total stockholders’ equity	842,953	929,472
Noncontrolling interest	3,312	—

Total equity	846,265	929,472

Total liabilities and equity	$1,068,380	$1,399,757

See accompanying notes to consolidated and combined financial statements

Abraxis BioScience, Inc.
Consolidated and Combined Statements of Operations
(in thousands, except per share data)

	Year ended December 31,
	2009	2008	2007
Abraxane revenue	$314,545	$335,631	$324,692
Other revenue	44,505	9,678	8,994

Net revenue	359,050	345,309	333,686
Cost of sales	63,665	39,068	34,450

Gross profit	295,385	306,241	299,236
Operating expenses:
Research and development	154,615	98,976	85,424
Selling, general and administrative	200,734	221,418	233,324
Reacquisition costs	—	158,909	—
Litigation costs	—	57,635	—
Acquired in-process research and development	—	13,900	—
Impairment charge	13,999	9,214	—
Amortization of intangible assets	39,782	39,429	38,615

Total operating expenses	409,130	599,481	357,363

Loss from operations	(113,745)	(293,240)	(58,127)
Equity in net income of unconsolidated entities	2,090	908	3,771
Interest income	3,052	18,809	4,990
Other income (expense)	1,255	(5,186)	(190)

Loss before income taxes	(107,348)	(278,709)	(49,556)
Benefit for income taxes	(2,580)	(1,938)	(7,952)

Net loss	$(104,768)	$(276,771)	$(41,604)

Net loss attributable to noncontrolling interest	$(1,652)	$—	$—

Net loss attributable to common shareholders	$(103,116)	$(276,771)	$(41,604)

Basic and diluted net loss per common share	$(2.57)	$(6.91)	$(1.04)

The composition of stock-based compensation included above is as follows:
Cost of sales	$231	$252	$1,068
Research and development	4,550	3,997	10,453
Selling, general and administrative	10,294	9,025	10,772

	$15,075	$13,274	$22,293

See accompanying notes to consolidated and combined financial statements

Abraxis BioScience, Inc.
Consolidated and Combined Statements of Equity
Year Ended December 31, 2009, 2008 and 2007
(in thousands)

	Stockholders’ Equity
				(Accumulated	Accumulated
			Additional	Deficit)	Other	Parent
	Common Stock		Paid-in	Retained	Comprehensive	Company	Non controlling	Total
	Shares	Amount	Capital	Earnings	(Loss) Income	Investment	Interest	Equity
Balance at January 1, 2007	—	$—	$—	$—	$856	$458,165	$—	$459,021
Net transactions with parent company.	—	—	—	—	—	779,187	—	779,187
Issuance of common stock in connection with separation and related transactions	39,990	40	1,191,626	—	—	(1,191,666)	—	—
Exercise of stock options	3	—	59	—	—	—	—	59
Repurchase of common stock relating to the vesting of restricted units, net	1	—	(9)	—	—	—	—	(9)
Equity-based compensation			785	—	—	—	—	785
Comprehensive (loss) income:
Net loss				4,082	—	(45,686)	—	(41,604)
Unrealized loss on available-for-sale securities, net of tax of $47				—	(368)	—	—	(368)
Foreign currency translation adjustments				—	316	—	—	316

Comprehensive loss								(41,656)

Balance at December 31, 2007	39,994	$40	$1,192,461	$4,082	$804	$—	$—	$1,197,387
Exercise of stock options	46	—	2,360	—	—	—	—	2,360
Net settlement of vested restricted stocks	26	—	(946)	—	—	—	—	(946)
Other			(354)	—	—	—	—	(354)
Equity-based compensation			9,571	—	—	—	—	9,571
Comprehensive (loss) income:
Net loss				(276,771)	—	—	—	(276,771)
Unrealized loss on available-for-sale securities, net of tax of $43				—	(2,883)	—	—	(2,883)
Foreign currency translation adjustments				—	1,108	—	—	1,108

Comprehensive loss								(278,546)

Balance at December 31, 2008	40,066	$40	$1,203,092	$(272,689)	$(971)	$—	$—	$929,472
Exercise of stock options	8		313					313
Net settlement of vested restricted stocks	54		(1,815)					(1,815)
Equity-based compensation			11,921					11,921
Repurchase and retirement of common stock	(21)		(874)					(874)
Noncontrolling interest related to business combination							4,964	4,964
Other			1,070					1,070
Comprehensive (loss) income:
Net loss				(103,116)			(1,652)	(104,768)
Unrealized gain on available for sale securities, net of tax of $2,804					6,937			6,937
Foreign currency translation adjustments					(955)			(955)

Comprehensive loss								(98,786)

Balance at December 31, 2009	40,107	$40	$1,213,707	$(375,805)	$5,011	$—	$3,312	$846,265

See accompanying notes to consolidated and combined financial statements

Abraxis BioScience, Inc.
Consolidated and Combined Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(104,768)	$(276,771)	$(41,604)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	17,037	13,571	10,443
Amortization of intangible assets	39,782	39,429	38,702
Impairment charges	13,999	9,214	—
Acquired in-process research and development charge	—	13,900	—
Other than temporary loss on marketable securities	3,406	4,658	—
(Gain) loss on derivatives	(3,347)	1,664	—
Stock-based compensation	15,075	13,274	22,293
Deferred income taxes	2,917	(3,457)	(12,981)
Non-cash legal expense	—	—	14,763
Equity in net income of unconsolidated entities	(2,090)	(908)	(3,771)
Gain on sale of marketable securities	(792)	—	—
Gain on sale of subsidiary	(2,667)	—	—
(Gain) loss on disposal of property, plant and equipment	(771)	—	481
Changes in operating assets and liabilities:
Cash collateral for reacquisition of agreement	300,631	(300,631)	—
Accounts receivable, net	(9,844)	6,861	(16,345)
Related party, net	2,198	(6,943)	5,251
Inventories	9,387	10,101	6,444
Prepaid expenses and other current assets	(12,396)	(5,126)	(11,430)
Accounts payable and accrued expenses	16,984	(8,894)	18,210
Accrued litigation costs	—	57,635	—
Reacquisition payable	(268,000)	268,000	—
Deferred revenue	(4,427)	(149,996)	(34,933)
Other non-current assets and liabilities	(7,826)	(1,049)	1,584

Net cash provided by (used in) operating activities	4,488	(315,468)	(2,893)
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(2,640)	(14,998)	—
Purchases of property, plant and equipment	(94,473)	(43,729)	(40,581)
Purchase of debt securities	(4,740)	(9,147)	—
Purchase of other equity investments	(10,691)	(15,097)	(150)
Purchase of other assets	(125)	—	(4,174)
Purchase of warrants and investment rights	(260)	(2,591)	—
Proceeds from sale of subsidiary	2,046	—	—
Proceeds from sale of marketable securities	3,677	—	—

Net cash used in investing activities	(107,206)	(85,562)	(44,905)
Cash flows from financing activities:
Proceeds from the exercise of stock options	313	2,360	59
Issuance of restricted stocks	—	—	(9)
Repurchase of common stock	(874)	—	—
Net transactions with parent company	—	—	752,032

Net cash (used in) provided by financing activities	(561)	2,360	752,082
Effect of exchange rates on cash and cash equivalents	201	(65)	316

Net (decrease) increase in cash and cash equivalents	(103,078)	(398,735)	704,600
Cash and cash equivalents, beginning of year	306,390	705,125	525

Cash and cash equivalents, end of year	$203,312	$306,390	$705,125

See accompanying notes to consolidated and combined financial statements

Abraxis BioScience, Inc.
Notes to Consolidated and Combined Financial Statements
December 31, 2009
1. Description of Business
     Abraxis BioScience, Inc. (formerly known as New Abraxis, Inc.) is a Delaware corporation that was formed in June 2007. Unless the context requires otherwise, references to “we,” “us” or “our” refer to Abraxis BioScience, Inc. and its subsidiaries, including its operating subsidiary Abraxis BioScience, LLC; references to “APP” refer to APP Pharmaceuticals, Inc. and its subsidiaries, including its operating subsidiary APP Pharmaceuticals, LLC (which we sometimes refer to as “APP LLC”); and references to “Old Abraxis” refer to Abraxis BioScience, Inc. (formerly known as American Pharmaceutical Partners, Inc.) prior to the 2007 separation. We are a biotechnology company, with a marketed product (Abraxane®), global ownership of our proprietary technology platform and clinical pipeline, dedicated nanoparticle manufacturing capabilities for worldwide supply integrated with in-house capabilities, including discovery, clinical drug development, regulatory and sales and marketing.
     We own the worldwide rights to Abraxane®, a next-generation, nanometer-sized, solvent-free taxane that was approved by the U.S. Food and Drug Administration, or the FDA, in January 2005 for its initial indication in the treatment of metastatic breast cancer and launched in February 2005.
2007 Separation
     On November 13, 2007, Abraxis BioScience, Inc. (“Old Abraxis”) was separated into two independent publicly-traded companies: one holding the former Abraxis Pharmaceutical Products business (which is referred to as the “hospital-based business”); and the other holding the former Abraxis Oncology and Abraxis Research businesses (which is referred to as the “proprietary business”). Following the separation, the proprietary business changed its name from New Abraxis, Inc. to Abraxis BioScience, Inc. and the hospital-based business is operated under the name APP Pharmaceuticals, Inc. References to the “separation,” “spin-off” or “2007 separation” refer to the transactions in which the proprietary business and hospital-based business of Old Abraxis were separated into two independent public companies. References to the historical assets, liabilities, products, businesses or activities of our company are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the business as it was conducted as part of Old Abraxis prior to the separation.
     In connection with the separation, stockholders of Old Abraxis as of November 13, 2007 received one share of our company for every four shares of Old Abraxis held as of that date. In addition, in connection with the separation, we entered into a separation and distribution agreement that provided for, among other things, the principal corporate transactions required to effect the separation and other specified terms governing our relationship with APP after the spin-off. We also entered into various agreements with APP, including (i) a transition services agreement pursuant to which we and APP agreed to continue to provide each other with various services on an interim, transitional basis, for periods up to 24 months depending on the particular service; (ii) a manufacturing agreement whereby we and APP agreed to manufacture Abraxane® and certain other products and to provide other manufacturing-related services for a period of four or five years; (iii) an employee matters agreement providing for each company’s respective obligations to employees and former employees who are or were associated with their respective businesses, and for other employment and employee benefit matters; (iv) various real estate leases; (v) a tax allocation agreement, and (vi) a dual officer agreement.
2. Summary of Significant Accounting Policies
Basis of Consolidation and Combination
     The accompanying consolidated and combined financial statements reflect the consolidated operations of Abraxis BioScience Inc. and its subsidiaries as an independent, publicly-traded company as of and subsequent to

November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Old Abraxis for periods prior to November 13, 2007. The consolidated and combined financial statements include the assets, liabilities and results of operations of our wholly-owned and majority-owned operating subsidiaries and variable interest entities in which we are the primary beneficiary. Equity investments in which we have the ability to exercise significant influence over the entities but do not control are accounted for using the equity method. All material intercompany balances and transactions were eliminated in consolidation and combination.
     For variable interest entities, we assess the terms of our interest in the entity to determine if we are the primary beneficiary. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding a variable interest. Variable interests are ownership, contractual, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets excluding variable interests. We have an interest in one variable interest entity, DiThera, Inc., and because we are the primary beneficiary, the variable interest entity is consolidated in our financial statements.
     The consolidated and combined financial statements for periods prior to and including November 13, 2007 do not necessarily reflect what our consolidated and combined results of operations, financial position, and cash flows would have been had we operated as an independent, publicly-traded company during the periods presented, including changes in our capitalization as a result of the separation and related transactions. To the extent that an asset, liability, revenue, or expense is directly associated with us, it is reflected in the accompanying consolidated and combined financial statements. Certain general corporate overhead and other expenses for periods prior to the separation have been allocated to us. Management believes such allocations were reasonable; however, they may not be indicative of our actual results had we been operating as an independent, publicly traded company for the periods presented prior to the separation. See Note 6—Related Party Transactions for further information regarding allocated expenses.
  Reclassifications
     Certain prior year amounts have been reclassified to conform to current year presentations. The reclassifications did not impact net loss or total stockholders’ equity.
  Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
  Cash and Cash Equivalents
     It is our policy to include cash and investments having maturity of three months or less at the time of acquisition in cash and cash equivalents.
  Accounts Receivable and Concentration of Credit Risk
     We typically have multi-year contractual agreements with specialty and traditional group purchasing organizations (GPOs) and comprehensive academic cancer centers to supply our product to end-users. As is traditional in the pharmaceutical industry, a significant amount of our branded pharmaceutical products are sold to end users under GPO contracts through a relatively small number of drug wholesalers and specialty distributors, which comprise the primary pharmaceutical distribution chain in the United States. Four of the wholesalers represented revenue in excess of 10% of total revenue. These wholesalers collectively represented approximately 76%, 79%, and 76% of our revenue in 2009, 2008, and 2007, respectively. A single wholesaler accounted for 34%, 35%, and 50% of our revenue in 2009, 2008, and 2007, respectively, with the next largest wholesaler accounting for 17%, 17%, and 13% in 2009, 2008, and 2007, respectively. These four wholesalers also represented 59% and 82% of accounts receivable at December 31, 2009 and 2008, respectively. We have a policy to routinely monitor the creditworthiness of customers, review outstanding customer balances and record allowances for bad debts as necessary. Historical credit losses have been insignificant.
  Inventories
     Inventories are valued at the lower of cost or market as determined under the first-in, first-out, or FIFO, method, as follows:

	December 31,
	2009	2008
	(in thousands)
Finished goods	$3,908	$14,477
Work in process	18,235	9,615
Raw materials	32,066	39,414

	$54,209	$63,506

     Inventories consist of products currently approved for marketing and may from time to time, include certain products pending regulatory approval. Occasionally, we capitalize inventory costs associated with products prior to regulatory approval based on our judgment of probable future commercial success and realizable value. Such judgment incorporates our knowledge and best judgment of where the product is in the regulatory review process, our required investment in the product, market conditions, competing products and our economic expectations for the product post-approval relative to the risk of manufacturing the product prior to approval. In evaluating the market value of inventory pending regulatory approval as compared to its cost, we consider the market, pricing and demand for competing products, its anticipated selling price for the product and the position of the product in the regulatory review process. If final regulatory approval for such products is denied or delayed, we may need to provide for and expense such inventory. No inventory held at December 31, 2009 and 2008 was pending regulatory approval.
     We routinely review our inventory and establish reserves when the cost of the inventory is not expected to be recovered or its product cost exceeds realizable market value. In instances where inventory is at or approaching expiry, is not expected to be saleable based on quality and control standards or for which the selling price has fallen below cost, we reserve for any inventory impairment based on the specific facts and circumstances. Provisions for inventory reserves are reflected in the financial statements as an element of cost of sales with inventories presented net of related reserves.
  Property, Plant and Equipment
     Property, plant and equipment is stated on the basis of cost or allocated fair value relative to our acquisitions. Provisions for depreciation are computed for financial reporting purposes using the straight-line method over the estimated useful life of the related asset and for leasehold improvements the lesser of the estimated useful life of the related asset or the term of the related lease as follows:

Buildings and improvements	10-30 years
Corporate aircraft	15 years
Machinery and equipment	3-10 years
Furniture and fixtures	5-7 years

     Depreciation expense was $17.0 million, $13.6 million and $10.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Old Abraxis utilized certain assets owned by us and accordingly, the related depreciation expense of $2.2 million for the year ended December 31, 2007, was not allocated to our operating results.
     Property, plant, and equipment consist of the following:

	December 31,
	2009	2008
	(in thousands)
Land	$8,064	$10,594
Building and improvements	88,976	83,421
Machinery and equipment	34,989	30,242
Corporate aircraft	46,552	46,552
Furniture and fixtures	22,317	11,234
Construction in progress	95,921	42,352

	296,819	224,395
Less accumulated depreciation	(60,021)	(57,675)

	$236,798	$166,720

  Impairment Charge
     We review our property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. For the year ended December 31, 2009, based on market valuations, we recorded an impairment charge of $14.0 million on assets for which the intended use had changed. For the year ended December 31, 2008, we recognized an impairment charge of $9.2 million as a result of an anticipated sale of certain property, plant and equipment.
  Investments in Unconsolidated Entities
     Equity investments in which we have the ability to exercise significant influence over the operating and financial policies of the entities but do not control are accounted for using the equity method. The investments are recorded initially at cost and adjusted quarterly to recognize our proportionate share of the investees’ net income or loss. As of December 31, 2009, we had five equity method investments with an aggregate carrying value of $22.8 million. At December 31, 2008, we had one equity method investment totaling $10.2 million.
  Goodwill and Intangible Assets
     We perform impairment tests related to goodwill annually and whenever events or changes in circumstances suggest that it is more likely than not that the fair value of the reported units are below their carrying values. No impairment charges were required on our $241.4 million of goodwill as of December 31, 2009 and 2008.
     Intangible assets are recorded at acquisition cost or allocated fair value relative to our acquisitions. Most of our intangible assets have finite lives and are amortized on a straight-line basis over the period estimated revenues are expected to be derived from such assets. The weighted average amortization period is approximately five years. We review our intangible assets for impairment whenever events or changes in circumstance indicate that the carrying amount of an intangible asset may not recoverable. No impairment charges were required for our intangible assets as of December 31, 2009 and 2008.
  Marketable Securities
     We determine the appropriate classification of our investments in marketable securities at the time of purchase and re-evaluate such determinations at each balance sheet date. We consider our marketable securities to be available-for-sale as defined in FASB ASC 320, Investments — Debt and Equity Securities. Accordingly, these investments are recorded at fair value and the unrealized gains and losses are included in accumulated other comprehensive loss in the statement of stockholders’ equity. As of December 31, 2009, we had $23.9 million of marketable securities that were classified as available-for-sale and included in “Other non-current assets”. As of December 31, 2008, total available-for-sale securities was $15.3 million, of which, $3.7 million is included in “Prepaid expenses and other current assets” and $11.6 million is included in “Other non-current assets”. Available for sale securities consisted of the following:

	December 31, 2009			December 31, 2008
		Gross	Estimated		Gross	Estimated
	Adjusted	Unrealized	Fair Market	Adjusted	Unrealized	Fair Market
	Cost	Gain	Value	Cost	Loss	Value
	(in thousands)
Marketable equity securities	$2,404	$4,498	$6,902	$8,613	$(2,434)	$6,179
Marketable debt securities	14,031	2,946	16,977	9,131	—	9,131

Total available for sale securities	$16,435	$7,444	$23,879	$17,744	$(2,434)	$15,310

     In May 2008, we purchased notes having an aggregate principal amount of $5.0 million from a privately held company. The notes are senior secured convertible notes due 2018 and earn interest at nine percent per annum. The notes are convertible into an ownership interest of up to 49% of the privately held company. In addition, at the option of the privately held company, subject to certain restrictions, we may be required to purchase additional notes having an aggregate principal amount of up to $5.0 million within six months from the closing date. This option was subsequently extended to May 2009 during the third quarter of 2008 and to December 31, 2009 (or such earlier date after June 30, 2009 as we designate on 30 days notice) in the first quarter of 2009. The privately held company did not exercise that option. The $5.0 million convertible notes are designated as available-for-sale securities and are measured at fair value each reporting period. For the year ended December 31, 2009, we recorded unrealized gains of $3.9 million based on valuation of the convertible notes.
     In November 2008, we purchased notes having an aggregate principal amount of $5.0 million from a publicly-held company. The convertible notes are due in 2015 and bear interest at nine percent per annum. The notes are convertible into common shares at a conversion price of $1.25 per share. The notes have a further provision for warrants representing the right to purchase additional common stock of the company in two tranches. The first tranche is exercisable in whole or in part at $2 per share, which could result in our having a 40% ownership interest in the company. The second tranche is exercisable in whole or in part at $3 per share which could result in an increase of our ownership interest from 40% to 50%, assuming full conversion of the notes. The warrants are marked to market and are included in our earnings each period. The $5.0 million convertible notes are designated as available-for-sale securities and are measured at fair value each reporting period. For the year ended December 31, 2009, we recorded unrealized losses of $0.9 million based on valuation of the convertible notes.
     In September 2009, we acquired convertible notes having an aggregate principal balance of $5 million from a privately held company. The convertible notes mature in two parts: 50% of the notes are due in January 2011 and the remaining 50% are due in 2012. The convertible notes bear interest at ten percent per annum. The $5.0 million convertible notes are designated as available-for-sale securities and are measured at fair value each reporting period.
     We review quarterly, our available-for-sale securities for other than temporary declines in fair value and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance and the creditworthiness of the issuer. For the year ended December 31, 2009 and 2008, we recorded other than temporary losses of $3.4 and $4.7 million, respectively, on available-for-sale securities whose values, based on market quotation, had declined significantly below their carrying value and we assessed the decline as other-than-temporary. The loss is included in “Other expense” in the consolidated and combined statements of operations. We did not have any other-than-temporary loss in 2007.
  Fair Value
     FASB ASC 820, Fair Value Measurement and Disclosures, establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

Level 1 –	Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 –	Valuations based on quoted prices in markets that are not active, or financial instruments for which all significant inputs are observable; either directly or indirectly; and

Level 3 –	Valuations based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable; thus, reflecting assumptions about the market participants.
     The following fair value hierarchy tables present information about each major category of our financial assets measured at fair value on a recurring basis as of December 31, 2009 and 2008. All of the investments below reflect strategic investments.

	Basis of fair value measurements
	Quoted prices in	Significant other	Significant
	active markets for	observable	unobservable
	identical assets	inputs	inputs	Balance as of
	(Level 1)	(Level 2)	(Level 3)	December 31, 2009
	(in thousands)
Marketable equity securities	$6,902	$—	$—	$6,902
Marketable debt securities	—	—	16,977	16,977
Warrants and options	—	4,289	—	4,289

Total	$6,902	$4,289	$16,977	$28,168

	Basis of fair value measurements
	Quoted prices in	Significant other	Significant
	active markets for	observable	unobservable
	identical assets	inputs	inputs	Balance as of
	(Level 1)	(Level 2)	(Level 3)	December 31, 2008
	(in thousands)
Marketable equity securities	$6,179	$—	$—	$6,179
Marketable debt securities	—	—	9,131	9,131
Warrants and options	—	1,143	—	1,143

Total	$6,179	$1,143	$9,131	$16,453

     In 2008, we acquired warrants and options related to our strategic investments. The warrants and options are measured at fair value at each reporting period using market prices and the change in market value is recognized as realized gains or losses and recorded in other income (expense). We recorded realized gains of $3.3 million and realized losses of $1.7 million for the years ended December 31, 2009 and 2008, respectively.

     Level 3 assets include the fair value of convertible notes. There is limited market activity for these convertible notes such that the determination of fair value requires significant judgment or estimation. The convertible notes are initially measured at acquisition cost and subsequently valued by considering, among other items, assumptions that market participants would use in their estimates of fair value, such as the collateral underlying the security, the inability to sell the investment in an active market, the creditworthiness of the issuer, and, the timing of expected future cash flows.
  Fair value of other financial instruments
     Other financial instruments consist mainly of cash and cash equivalents, accounts receivable and accounts payable. Cash equivalents include investments with maturities of three months or less at the time of acquisition. At December 31, 2009 and 2008, the carrying amounts of items comprising current assets and current liabilities approximate fair value due to the short-term nature of these financial instruments.
  Assets and liabilities measured at fair value on a nonrecurring basis
     In accordance with the provisions of FASB ASC 360, Property, Plant and Equipment, we recognized asset impairment charges of $14.0 million and $9.2 million on long-lived assets held and used for the years ended December 31, 2009 and 2008, respectively. The assets were written down to their fair values based on significant other observable inputs (level 3) and the impairment charges were included in earnings for the respective periods.
  Income Taxes
     In accordance with the provisions under FASB ASC 740, Income Taxes, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated and combined financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating loss and capital loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the financial statements in the period that includes the legislative enactment date.
     During 2009 we allocated an income tax benefit to continuing operations. In accordance with FASB ASC 740, all items should be considered for purposes of determining the amount of tax benefit that results from a loss from continuing operations and that should be allocated to continued operations. FASB ASC 740 is applied by tax jurisdiction and, in periods in which there is a pre-tax loss from continuing operations and pre-tax income in another category, such as other comprehensive income, tax expense is first allocated to the other sources of income, with a related benefit recorded in continuing operations. As a result, we have allocated an income tax benefit to the loss from continuing operations based on the tax rate applicable to other comprehensive income.
     We were not a taxable entity prior to the separation on November 13, 2007; however, income taxes are provided in the accompanying consolidated and combined financial statements as if we were filing a separate return. Old Abraxis will indemnify us for all tax liabilities to the extent they relate to the hospital-based generic injectable products business arising prior to the separation date.
  Treasury Stock
     We account for treasury stock purchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. Gains and losses on the subsequent reissuance of shares are credited or charged to paid in capital in excess of par value using the average-cost method.
  Stock-Based Compensation
     We account for stock-based compensation in accordance with FASB ASC 718, Compensation – Stock Compensation, which requires the recognition of compensation cost for all share-based payments (including employee stock options) at fair value. We use the straight-line attribution method to recognize share-based compensation expense over the vesting period of the award. Options currently granted generally expire ten years from the grant date and vest ratably over a four-year period, while restricted stock units currently granted generally vest ratably over a four-year period. Awards currently granted under the RSU Plan II generally vest with respect to one half of the units on the second anniversary of the merger of American BioScience, Inc. and American Pharmaceutical Partners, Inc. in 2006 and with respect to the remaining one half of the units on the fourth anniversary of the merger.
     Stock-based compensation recognized under ASC 718, as well as expense associated with the retrospective application, uses the Black-Scholes option pricing model to estimate the fair value of options granted under equity incentive plans and rights to acquire stock granted under a stock participation plan. Compensation expense related to equity awards of restricted stock units is based upon the market price on the date of grant. Additionally, expense related to the RSU Plan II awards is based on the lower of the market price or $66.63 and is expensed under the liability method in accordance with ASC 718 over the applicable vesting period. Pre-tax stock-based compensation costs for the years ended December 31, 2009, 2008, and 2007, was $15.1 million, $13.3 million, and $22.3 million, respectively. See Note 15— Stock-Based Compensation for a more detailed discussion.
  Foreign Currency Translation
     The financial statements of our consolidated foreign subsidiaries are prepared using the subsidiaries currency as the functional currency. Balance sheet amounts are translated at the end of period exchange rate. Income statement and cash flow amounts are translated at the average exchange rate for the period. Adjustments from translating these financial statements into U.S. dollars are recognized in the equity section of the balance sheet under the caption, “Accumulated other comprehensive (loss) income.”
  Abraxane® Revenue
     We recognize revenue from the sale of Abraxane® when title and risk of loss have transferred to the customer, collection is reasonably assured and we have no further performance obligation. This is typically when the wholesalers receive the product. At the time of sale, as further described below, we reduce sales and provide for estimated chargebacks, bad debts, customer or Medicaid rebates, product returns and customer credits. Our methodology used to estimate and provide for these sales provisions was consistent across all periods presented. Accruals for sales allowance are presented in our financial statements as a reduction of sales and accounts receivable and, for customer or Medicaid rebates, in accrued liabilities. We regularly review information related to these estimates and adjust reserves accordingly if, and when, actual experience differs from estimates.
     We have internal historical information on chargebacks, rebates and customer returns and credits, which we use as the primary factor in determining the related reserve requirements. We believe that this internal historical data, in conjunction with periodic review of available third-party data and updated for any applicable changes in available information, provides a reliable basis for such estimates.
     Our sales provisions totaled $41.0 million, $32.8 million, and $30.5 million in 2009, 2008, and 2007 respectively. Related reserves totaled $13.8 million and $9.2 million at December 31, 2009 and 2008, respectively.
     Co-Promotion Agreement: In April 2006, we entered into a Co-Promotion and Strategic Marketing Services Agreement with AstraZeneca UK Limited, a wholly owned subsidiary of AstraZeneca PLC. In November 2008, we entered into an agreement to end the Co-Promotion Agreement, with the agreement effectively ending in January 2009. We recorded revenue of $36.4 million in each of the years ended December 31, 2008 and 2007 relating to deferred revenue associated with an up-front cash payment from AstraZeneca of $200 million in 2006 under the Co-Promotion Agreement.

  Other Revenue
     Other revenue generally consists of revenue earned from the sales of raw material products, contract manufacturing, and amounts earned from development and research to advance the commercial application of pharmaceutical compounds for third parties. Such research revenue may include up-front license fees, milestone payments and reimbursement of development and other costs, and royalties. Non-refundable up-front license fees under which we have continuing involvement in the form of development, manufacturing or commercialization are recognized as revenue ratably over either: the development period if the development risk is significant; or the estimated product useful life if the development risk has been substantially eliminated. Achievement-based milestone payments are recognized as revenue when the milestone objective is attained because the earnings process relating to such payments is complete upon attainment and because the payments are non-refundable and are not dependent upon future activities or the achievement of future objectives. These milestone payments are at risk and require substantive activity to achieve. Reimbursement of development and other costs are recognized as revenue as the related costs are incurred. Royalties are recognized as earned in accordance with the contract terms when royalties from licensees can be reliably measured and collectability is reasonably assured. Royalty estimates are made in advance of amounts collected using historical and forecasted trends.
     On May 27, 2005, American BioScience, Inc. (“ABI”), the former parent of Old Abraxis, licensed the rights to Abraxane® in Japan to Taiho Pharmaceutical Co., Ltd, (“Taiho”), a subsidiary of Otsuka Pharmaceutical Ltd. Under the agreement, we and Taiho established a steering committee, comprised of three representatives from each of us and Taiho, to oversee the preclinical and clinical development of Abraxane® in Japan for the treatment of breast, lung, gastric, and other solid tumors. The steering committee is required to meet at least once annually. In addition, under the agreement, the steering committee established a development working group, comprised of an equal number of representatives from both us and Taiho, who is required to meet at least once quarterly until regulatory approval of Abraxane® is first obtained in Japan. The license provides for a non-refundable $20.0 million up-front payment, $38.5 million in potential milestone payments contingent upon the achievement of various clinical, regulatory and sales objectives, royalties based on net sales under the agreement; and an agreement under which we will supply Taiho with Abraxane®. Due to our continuing involvement under the agreement through the steering committee and the development working group, the $20.0 million non-refundable up-front payment has been deferred. At the time the up-front payment was made, we estimated that it would take approximately five years to receive regulatory approval for the first indication of Abraxane® in Japan (following which approval, the steering committee’s responsibilities would be substantially diminished) and that Abraxane® could begin to face competition in Japan as early as seven years after entering into the agreement. We believe these estimates remain accurate. Accordingly, the up-front payment is being recognized as research revenue ratably over seven years.
     We recognized deferred revenue of $3.2 million, $3.1 million and $2.9 million in 2009, 2008 and 2007, respectively, for the amortization of the $22.0 million in deferred up-front payments, of which $20.0 million related to the Taiho up-front payment. Additionally, in 2007 we recorded revenue of $3.0 million relating to milestone payments received from Taiho. We did not receive a milestone payment from Taiho in 2008 and 2009. At December 31, 2009 and 2008, we had deferred revenue of $8.0 million and $12.4 million, respectively, recorded in our balance sheet.
  Chargebacks
     Following industry practice, we typically sell our product to independent pharmaceutical wholesalers at wholesale list price. The wholesaler in turn sells our product to an end-user, normally a hospital or alternative healthcare facility, at a lower contractual price previously established between us and the end-user via a group purchasing organization, or GPO. GPOs enter into collective purchasing contracts with pharmaceutical suppliers to secure more favorable product pricing on behalf of their end-user members.
     Our initial sale to the wholesaler, and the resulting receivable, are recorded at our wholesale list price. As most of these list selling prices will be reduced to a lower end-user contract price, we then reduce reported sales and receivables by the difference between the list price and estimated end-user contract price. Then, when the wholesaler ultimately sells the product to the end-user at the end-user contract price, the wholesaler charges us a chargeback for the difference between the list price and the end-user contract price and such chargeback is offset against our initial estimated provision. On a monthly basis, we compare the unit and price components of our recorded chargeback provision to estimated ending wholesale and end user units in the distribution channel pending chargeback under end-user contracts and estimated end-user contract prices and adjust the chargeback provision as necessary.
     The provision for chargebacks is presented in our financial statements as a reduction of sales. Our provision for chargebacks during each of the three years ended December 31, 2009 was as follows:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Balance at beginning of year	$1,258	$1,172	$1,491
Provision for chargebacks	12,955	10,871	9,578
Credit or checks issued to third parties	(12,768)	(10,785)	(9,897)

Balance at end of year	$1,445	$1,258	$1,172

  Rebates
     Rebates or administrative fees are offered to certain wholesale customers, GPOs and end-user customers, consistent with pharmaceutical industry practices. Settlement of rebates and fees may generally occur from one to 15 months from date of sale. We accrue for customer rebates at the time of sale based on the contracted rates and historical redemption rates. Upon receipt of chargeback, due to the availability of product and customer specific information on these programs, we establish a provision for customer rebates based on the specific terms of each agreement. Rebates are reflected in the financial statements as accrued liabilities. Our provision for customer rebates during each of the three years ended was as follows:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Balance at beginning of year	$5,552	$6,206	$3,296
Provision for customer rebates	23,868	19,096	17,721
Credit issued to third parties	(19,907)	(19,750)	(14,811)

Balance at end of year	$9,513	$5,552	$6,206

  Returns and Credits, Cash Discounts and Bad Debts
     Consistent with industry practice, our return policy permits our customers to return product within a window of time before and after the expiration of product dating. We provide for product returns and other customer credits at the time of sale by applying historical experience factors, generally based on our historic data on credits issued by credit category or product, relative to related sales and we provide specifically for known outstanding returns and credits. The accrual for customer credits and product returns is presented in the financial statements as a reduction of revenue and accounts receivable. Our provision for customer credits and product returns during each of the three years ended was as follows:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Balance at beginning of year	$695	$414	$465
Provision for customer credits and product returns	1,494	569	129
Credit issued to third parties	(1,163)	(288)	(180)

Balance at end of year	$1,026	$695	$414

     We establish a reserve for bad debts based on general and identified customer credit exposure. Our bad debts expense for the year ended December 31, 2009 was $0.4 million and less than $0.2 million in the prior two years.
  Shipping and Handling Fees and Costs
     Shipping and handling fees billed to customers are recognized in net revenue. Shipping and handling costs are included in cost of sales.
  Research and Development Costs
     Research and development costs are expensed as incurred or consumed and consist of pre-production manufacturing scale-up and related salaries and other personnel-related expenses, depreciation, facilities, clinical material and production costs and professional services.
  Acquired In-Process Research and Development
     For acquisitions prior to January 1, 2009, the estimated fair value of acquired in-process research and development projects, which had not reached technological feasibility at the date of acquisition and which did not have an alternative future use, were immediately expensed. Beginning January 1, 2009, newly issued accounting standards require that the fair value of acquired in-process research and development projects acquired in a business combination be capitalized at the acquisition date.
  Clinical Trial Agreements
     We have entered into various clinical trial agreements with third parties for the planning, management and execution of clinical trials. We record accruals based on patient enrollment for estimated clinical study costs related to work performed by participating hospitals and clinics. We also account for other costs associated with the clinical trials as incurred. These costs include activities provided by contract research organizations, incremental patient medical costs and costs associated with laboratory services.
  Subsequent Events
     We have evaluated subsequent events through the date of issuance of our financial statements in this Form 10-K.
  Recent Accounting Pronouncements
     Effective January 1, 2009, we adopted new guidance under FASB ASC 810, Consolidation, relating to the accounting and reporting of noncontrolling interest in a subsidiary. The noncontrolling interest is the portion of equity in a subsidiary not attributable directly or indirectly to a parent. The standard requires the noncontrolling interest to be presented separately from the parent’s equity in the consolidated statements of financial position and statements of shareholders’ equity. Additionally, the consolidated net income attributable to the parent and to the noncontrolling interest is presented separately on the consolidated statements of income. Adoption of this standard did not have a material impact on our consolidated financial statements.
     Effective January 1, 2009, we adopted new guidance under ASC 808-10, Collaborative Arrangement, which defines collaborative arrangements and establishes the reporting requirements for transactions between participants in a collaborative arrangement, and between participants in the arrangement and third parties. A collaborative arrangement is defined as one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. For revenues and costs incurred with third parties in connection with collaborative arrangements, the participant that is deemed to be the principal participant in the transaction shall record that transaction on a gross basis on its financial statements. Payments to or from collaborators are evaluated and presented based on the nature of the arrangement and its terms, the nature of the entity’s business, and whether those payments are within the scope of other accounting literature. The nature and purpose of collaborative arrangements are disclosed along with the accounting policies and the classification of significant financial statement amounts related to the arrangements.

Activities in arrangements conducted in a separate legal entity are accounted for under other accounting literature, however, required disclosure applies to the entire collaborative agreement. Adoption of this standard did not have a material impact on our consolidated financial statements.
     In June 2009, the FASB issued a new accounting standard that amends guidance regarding consolidation of variable interest entities to address the elimination of the concept of a qualifying special purpose entity (the “QSPE”). This standard also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of the variable interest entity, and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, the standard requires any enterprise that holds a variable interest in a variable interest entity to provide enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. This standard is effective for us for interim and annual reporting periods beginning on or after January 1, 2010. We are assessing the impact of this adoption on our consolidated financial statements.
     In August 2009, the FASB issued additional guidance on the fair value measurement of liabilities. The amendments to ASC 820, Measuring Liabilities at Fair Value, provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the specified techniques. These amendments are effective for us beginning October 1, 2009. Adoption of this standard did not have a material impact on our consolidated financial statements.
     In October 2009, the FASB issued a new accounting standard which amends guidance on accounting for revenue arrangements involving the delivery of more than one element of goods and/or services. The standard amends the criteria for separating consideration in multiple-deliverable arrangements and establishes a selling price hierarchy for determining the selling price of a deliverable. The amendments will eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The standard also significantly expands the disclosures related to a vendor’s multiple-deliverable arrangement. The standard is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. Adoption of this standard is not expected to have a material impact on our consolidated financial statements.
3. Proposed Spin-Off
     In January 2009, we announced that our board of directors approved a plan to spin-off its newly-formed subsidiary, Abraxis Health, Inc., as a new independent, stand-alone company holding a significant portion our drug discovery, manufacturing and development business. We currently anticipate the spin-off will be completed in 2010. If the spin-off occurs, our stockholders would own (i) shares of Abraxis Health and (ii) shares of our common stock, and we would continue to operate our existing business, excluding the drug discovery, manufacturing and development business to be held by Abraxis Health.
     The proposed spin-off is subject to, among other things, final approval by our board of directors and the effectiveness of the registration statement registering the common stock of Abraxis Health to be distributed to our stockholders in connection with the spin-off. Our board of directors, in its sole discretion and for any reason or no reason at all, may amend, modify or abandon the proposed spin-off without liability at any time prior to the time the spin-off is completed. Approval by our stockholders is not required as a condition to the consummation of the proposed spin-off.

4. Acquisitions, Collaborative Agreements and Other Transactions
  Investments in Expression Pathology
     In April 2009, we acquired preferred stock in Expression Pathology, Inc. (EPI), providing us with a 61% ownership interest, for an aggregate purchase price of $6.7 million. EPI is a developer of technology for tissue protein analysis and is developing proprietary, personalized medicine clinical assays that relate measurement of protein biomarkers to specific patient treatment decisions. EPI’s proprietary technologies include the Liquid Tissue® technology for the extraction of proteins from formalin-fixed tissue and the Director™ technology for the laser microdissection of tissue. We accounted for EPI as a business combination and the assets, liabilities and results of operation of EPI are consolidated in our financial statements from the date of acquisition.
     The following table summarizes the estimated fair values of the assets acquired and liabilities recorded after our investment at the acquisition date on April 1, 2009 (in thousands):

Current assets (including cash of $6.6 million)	$6,675
Property, plant and equipment	72
Intangible and other long-term assets	8,861

Total assets	$15,608

Current liabilities	$621
Deferred tax liability	2,899
Other long-term liabilities	88

Total liabilities	3,608
Non-controlling interest	5,275
Abraxis’ investment in Expression Pathology	6,725

Total liabilities and equity	$15,608

     Acquired intangible assets of $8.9 million represent technologies used by EPI to develop new assays for use in testing drug efficacy of certain drugs with certain cancer types. The intangible assets are all definite-lived intangibles and have weighted average lives of approximately 16 years.
     The fair value of the 48% noncontrolling interest in EPI was estimated to be $5.3 million at the time of the acquisition and was determined using a cash flow model. As EPI is a private company, the fair value is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in FASB ASC 820, Fair Value Measurements and Disclosures.
  Acquisition of Shimoda Biotech and Platco Technologies
     In April 2008, we acquired Shimoda Biotech (Pty) Ltd and its subsidiary, Platco Technologies (Pty) Ltd, located in Plettenberg Bay, South Africa. Shimoda Biotech focuses on the development of new pharmaceutical products by combining successful off-patent molecules with a novel cyclodextrin drug delivery platform, seeking to exploit the faster onset and improved bioavailability characteristics of that platform. Platco Technologies focuses on the development of novel platinum-based anti-cancer drugs. Shimoda’s first cyclodextrin-based product, Dyloject® (diclofenac sodium solution for injection), is an injectable painkiller for the treatment of post-surgical pain. Dyloject® is a solubilized intravenous formulation of diclofenac. Diclofenac is a non-steroidal anti-inflammatory drug (NSAID). Dyloject® was launched in December 2007 in the United Kingdom by Javelin Pharmaceuticals under an exclusive worldwide license agreement pursuant to which Shimoda Biotech will receive milestone payments and royalties. In January 2009, Javelin announced that it had entered into an exclusive European marketing partnership for Dyloject® with Therabel Pharma N.V. In December 2009, Javelin announced that it had entered into a definitive agreement with Myriad Pharmaceuticals to acquire Javelin

Pharmaceuticals. In February 2010, Javelin announced that its New Drug Application (NDA) submitted on December 2009 to the US Food and Drug Administration (FDA) for Dyloject® had been accepted for formal review.
     Under the terms of the agreement, we acquired 100% of the equity of both Shimoda Biotech and Platco Technologies for an initial upfront payment at closing of $15.1 million, plus potential additional payments of up to $14.6 million upon the achievement of specified milestones. We recorded milestone payments of $4.6 million in 2009. We accounted for the purchase as a business combination and the purchase price paid, including transaction costs of $0.3 million, was allocated to the net assets and liabilities acquired based on their respective fair values at the acquisition date, which included $8.0 million of intangible assets associated with Dyloject® and $6.9 million in liabilities relating to net milestones payments to be paid in the future. The $8.0 million of identifiable intangible assets represents existing technology with an estimated amortizable life of seventeen years. Additionally, $13.9 million of the purchase price was expensed as in-process research and development for projects that, as of the acquisition date, had not yet reached technological or regulatory feasibility and had no alternative future uses in their current states. The results of Shimoda Biotech and Platco Technologies have been included in the condensed consolidated financial statements as of the acquisition date.
  Investment and License Agreements with ProMetic Life Sciences Inc.
     In September 2008, we entered into agreements with ProMetic Life Sciences Inc. (ProMetic) to develop and commercialize four biopharmaceutical products targeting underserved medical conditions. We entered into the following agreements: (i) a securities purchase agreement, (ii) a license agreement, (iii) a supply and license agreement, (iv) an exclusive manufacturing agreement, and (v) a services agreement. The transaction included an initial investment in ProMetic of $7 million and optional future investment rights of up to $25 million. Of the $7 million initial investment, $5.2 million was allocated to the purchase of ProMetic’s common stock and $1.8 million was allocated to the future investment rights option. We will have access to ProMetic’s proprietary protein technologies to commercialize the biopharmaceuticals and will fund all development costs to regulatory approval. For the years ended December 31, 2009 and 2008, we incurred $3.6 and $1.1 million, respectively, in development costs under the license agreements. We may also make potential payments upon achievement of specified milestones and make royalty payments to ProMetic based on the net sales of the four potential new products. Additionally, ProMetic will perform product development activities on behalf of Abraxis under the service agreement.
     In December 2009, we entered into a collaboration agreement with ProMetic to develop and commercialize various applications deriving from ProMetic’s prion capture technology platform. As part of the agreement, we will share equally with ProMetic the costs for the development of such new applications and the revenues arising from their commercialization.
  AstraZeneca UK Limited
     In November 2008, we entered into an agreement with AstraZeneca UK Limited under which we would re-acquire the exclusive rights to market Abraxane® in the United States. In accordance with this agreement, the co-promotion agreement was terminated effective January 2009, and we agreed to pay AstraZeneca a $268 million fee by March 31, 2009. The $268 million fee was accrued in our consolidated balance sheet as of December 31, 2008 and the remainder of the previously deferred revenue of $109.1 million was charged to income and netted against the $268 million fee charge reflected in our 2008 consolidated statement of operations as the negotiations were substantively concluded in December 2008 and standby letters of credit were obtained to cover the obligations. We provided $286 million ($268 million for termination payment and $18 million for estimated final payments due under the Co-Promotion Agreement) in irrevocable standby letters of credit to secure the future payments under the agreement. The letters of credits were collateralized by $300.6 million of cash, which was included in “Cash collateral for reacquisition of agreement” in the balance sheet as of December 31, 2008. In March 2009, we made the final payments under the agreement and were released from our obligation to maintain the cash collateral.

  Other Agreements
     In December 2008, we entered into an agreement to provide a grant to a non-profit US-based incubator for biomedical start-ups. The transaction included an initial grant by us of $4 million, which was charged to research and development expense and additional funding of $0.6 million per quarter for a total of $14 million over 5 years subject to our approval. Additionally, an optional future payment of $3.5 million is possible upon approval of an additional project by us. Our executive chairman, Patrick Soon-Shiong, M.D., serves on the board of this non-profit entity.
     In December 2008, we purchased preferred stock of DiThera, Inc. representing 50% of DiThera’s outstanding capital stock for $5 million. We have determined that DiThera is a variable interest entity and we are the primary beneficiary. Therefore, we have consolidated DiThera in our financial statements.
5. Sale of Assets
     In March 2009, we sold the shares of our wholly owned subsidiary, Abraxis BioScience Switzerland GmbH, which held the plant, property and equipment located in Barbengo, Switzerland. We received $2.0 million in proceeds from the sale and recorded a gain of approximately $2.7 million, of which $0.7 million were cumulative foreign currency gains. The gain is included in selling, general and administrative expenses in the consolidated and combined statements of operations. We initially recorded an impairment charge of $9.2 million for these assets in the third quarter of 2008. We did not have any financial ties with the transacting party or any continuing involvement in the subsidiary subsequent to the sale.
6. Related Party Transactions
     We had payables of $0.3 million and receivables of $1.9 million from related parties at December 31, 2009 and 2008, respectively. Receivables from related parties at December 31, 2009 included $0.1 million due from Drug Source Company and $0.4 million payables to APP. At December 31, 2008, we had receivables of $1.6 million from Drug Source Company and $0.3 million from APP.
     Until May 2008, our then chief executive officer and chairman of our board of directors, Dr. Soon-Shiong, and our former chief financial officer, were also the chief executive officer and chief financial officer, respectively of APP. Dr. Soon-Shiong also owned approximately 80% of the outstanding capital stock of APP and served as its chairman of the board until September 2008.
     In September 2008, APP was acquired by Fresenius Kabi Pharmaceutical Holding, Inc., a subsidiary of Fresenius SE. With the purchase, Dr. Soon-Shiong ceased being a shareholder of and having a controlling interest in APP. However, he became a non-controlling member of the Fresenius Kabi Board of Directors. APP continues to be a party to the shared services, the manufacturing and other agreements and leases entered into in connection with the separation of us and APP.

  Transactions with APP Pharmaceuticals, Inc.
     In connection with the separation on November 13, 2007, we entered into a number of agreements that governs the relationship between APP and us for a period of time after the separation. The agreements were entered into while we were still a wholly owned subsidiary of Old Abraxis. These agreements include: (i) a tax allocation agreement, (ii) a dual officer agreement, (iii) an employee matters agreement, (iv) a transition services agreement, (v) a manufacturing agreement, and (vi) various real estate leases. Transactions relating to these agreements recorded in our consolidated and combined statement of operations are summarized in the following table:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Other revenue:
Net rental income	$2,710	$2,588	$216
Cost of sales:
Manufacturing and distribution	1,398	1,676	33
Facility management fees	2,750	3,000	250
Selling, general and administrative expenses:
Net general and administrative costs	1,204	549	(111)
  Tax Allocation Agreement
     The tax allocation agreement allocates the liability for taxes. Under the tax allocation agreement, APP is responsible for and has agreed to indemnify us against all tax liabilities to the extent they relate to APP’s hospital-based business, and we are responsible for and have agreed to indemnify APP against all tax liabilities to the extent they relate to our proprietary products business. The tax allocation agreement also provides the extent to which, and the circumstances under which, the parties would be liable if the distribution were not to constitute a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code. In general, we are required to indemnify APP for any taxes resulting from a failure of the distribution to so qualify, unless such failures results solely from APP’s specified acts.
  Dual Officer Agreement
     We entered into an agreement with APP under which we and APP acknowledged and agreed that the chief executive officer and chief financial officer of our company may serve as an officer of both companies and receive compensation from either or both companies. APP also acknowledged and agreed in this agreement that neither the chief executive officer nor the chief financial officer of our company will have any obligation to present to APP any business or corporate opportunity that may come to his or her attention, other than certain business opportunities. This agreement was effectively terminated when our former chief executive officer and former chief financial officer resigned from APP.
  Employee Matters Agreement
     We entered into an employee matters agreement with APP, providing our respective obligations to employees and former employees who are or were associated with our respective businesses, and for other employment and employee benefit matters. Under the terms of the employee matters agreement, APP generally assumed all liabilities and obligations related to employee benefits for current and former employees who are or were associated with the hospital-based business, and we generally assumed all liabilities and obligations related to employee benefits for current and former employees who are or were associated with the proprietary products business. Under the employee matters agreement, the parties have agreed to reimburse one another for all indemnifiable losses that each may incur on behalf of the other as a result of any of the benefit plans or any of the termination or severance obligations.

Transition Services Agreement
     Pursuant to the transition services agreement we and APP agreed to continue to provide to one another various services on an interim, transitional basis, for periods up to 24 months depending on the particular service. Services that we provide to APP include legal services (e.g., assistance with SEC filings, labor and employment matters, and litigation support), financial services and corporate development. Services that APP provide to us include information technology support, tax services, legal services, accounts payable services, internal audit services, accounts receivable services, general accounting related assistance, corporate insurance and franchise tax services, human resources, customer operations, sales and marketing support, corporate purchasing and facility services and regulatory support (including assistance with state and federal license renewals). Payments made under the transition services agreement are based on the providing party’s actual costs of providing a particular service.
Manufacturing Agreement
     We entered into a manufacturing agreement with APP for the manufacture of Abraxane® and certain of our pipeline products by APP for us at the Melrose Park and Grand Island manufacturing facilities. Under the terms of the manufacturing agreement, we would perform certain manufacturing activities with respect to Abraxane® or other pipeline products, principally related to the formulation and compounding of the active pharmaceutical ingredients in such products, and APP will undertake the remainder of the manufacturing processes. As part of the manufacturing services, APP would provide us with training related to proper manufacturing practices and other related training, assistance with quality assurance and control and information technology support related to manufacturing operations. With regard to the Melrose Park and Grand Island facilities, APP is responsible for obtaining and maintaining necessary approvals to manufacture Abraxane® or other pipeline products in compliance with the regulatory requirements applicable as to the jurisdictions in which such products are sold, subject to the right to receive reimbursement from us for the costs of such approvals in certain circumstances. We are responsible for obtaining and maintaining the remainder of the regulatory approvals required to sell and distribute Abraxane® both in the United States and in other jurisdictions and we are responsible for the final release of the product for sale at the completion of the manufacturing process. In the manufacturing agreement, APP agreed with us to cap the manufacturing growth over the term of the agreement of Abraxane® and other pipeline products that APP is required to manufacture under the agreement. Further, in the event of capacity constraints at the Melrose Park or Grand Island facilities, the manufacturing agreement provides that the available capacity will be prorated between us and APP according to the parties’ then current use of APP’s manufacturing capacity. While the manufacturing agreement allows us to override these proration provisions, we may only do so by paying APP additional fees under the manufacturing agreement. The fee we would be required to pay APP to override the proration provisions of the manufacturing agreement is equal to the profit lost by APP as a result of our election to override the proration provisions.
     We would pay APP a customary margin on its manufacturing costs. In addition, during each of the first three years of the manufacturing agreement, we will pay APP a facility management fee equal to $3 million. The amount of this fee may be offset to the extent APP employees are transferred to us based upon the amount of compensation paid to such transferred employees. The term of the manufacturing agreement will end on December 31, 2011, which will be automatically extended for one year if either APP exercises its right to extend the lease on our Melrose Park manufacturing facility for an additional year or we exercise our right to extend the lease for APP’s Grand Island manufacturing facility for an additional year. (See Real Estate Leases below).
     The manufacturing agreement includes customary confidentiality provisions pursuant to which we and APP will keep confidential all information of the other party, subject to certain exceptions.
     In addition, the manufacturing agreement contains the following indemnification provisions. We will indemnify APP, its affiliates and its officers, directors and employees and agents (which are referred to as the “APP indemnified parties”) from any damages incurred by or assessed against them resulting from a third-party claim caused by or alleged to be caused by (i) our failure to perform our obligations under the manufacturing agreement (ii) any product liability claim arising from the negligence, fraud or intentional misconduct of our or any of our affiliates or any product liability claim arising from our manufacturing obligations (or any failure or deficiency in our manufacturing obligations) under the manufacturing agreement; (iii) any claim that the manufacture, use or sale of Abraxane® or our pipeline products infringes a patent or any other proprietary right of a third party; or (iv) any recall, product liability claim or other third-party claim not arising from the gross negligence or bad faith of, or intentional misconduct or intentional breach of the manufacturing agreement by, the APP indemnified parties by reason of the $100 million limitation of liability described below. We will also indemnify the APP indemnified parties for liabilities that they become subject to as a result of their activities under the manufacturing agreement and for which they are not responsible under the terms of the manufacturing agreement. APP will indemnify us, and our affiliates, and their respective officers, directors, employees and agents from any damages incurred or assessed against them resulting from a third-party claim caused by or alleged to be caused by (i) APP’s gross negligence, bad faith, intentional misconduct or intentional failure to perform its obligations under the manufacturing agreement; and (ii) any product liability claim arising from the gross negligence or bad faith of, or intentional misconduct or intentional breach of the manufacturing agreement by, APP or its affiliates. The APP indemnified parties will not have any liability for monetary damages to our affiliates or third parties in connection with the manufacturing agreement for damages in excess of $100 million in the aggregate, except to the extent that the damages are the result of (i) one of APP’s or our executive officers in bad faith affirmatively instructing their employees to intentionally breach APP’s obligation to manufacture Abraxane® or pipeline products under the manufacturing agreement or (ii) any intentional failure by APP, in bad faith, to cure any material breach of its obligation to manufacture Abraxane® or pipeline products under the manufacturing agreement following notice of this breach.
Real Estate Leases
     Following the 2007 separation, we own the manufacturing facility located on Ruby Street, Melrose Park, Illinois, and the research and development and the warehouse facility, both located in the same building on N. Cornell Avenue, Melrose Park, Illinois. APP owns the manufacturing facility located in Grand Island, New York. In connection with the separation, the parties entered into a series of lease agreements to facilitate continued production of their respective pharmaceutical products while a manufacturing transition plan is being implemented. Under the terms of the lease agreements, we lease the Ruby Street facility, consisting of office, warehouse and pharmaceutical manufacturing space, to APP. The initial term of the lease expires on December 31, 2011 and may be renewed at the option of APP for one additional year if APP is manufacturing a certain level of its products at the Ruby Street facility in the period prior to the expiration of the lease. In order to provide sufficient warehouse space to APP during the term of the Ruby Street lease, we also leased the Cornell Warehouse facility to APP. The initial term of the lease will be until December 31, 2011, and may be renewed at APP’s option for one additional year if the lease for the Ruby Street manufacturing facility is extended. We also leased the Cornell research and development facility to APP. The initial term of the lease will be until December 31, 2010 and may be terminated upon twelve months written notice from and after January 1, 2009. This lease has no option to extend the term of the lease.
     We leased a portion of APP’s Grand Island facility, consisting of pharmaceutical manufacturing space, to allow us to perform our obligations under the manufacturing agreement. The initial term of the lease expires on December 31, 2011, and may be renewed at our option for one additional year if we have not received regulatory approvals from the EMEA to manufacture Abraxane® in at least two facilities (not including the Grand Island facility) by June 30, 2011.
Allocated Expenses
     Prior to the separation, our product development and general and administrative functions were fully integrated with Old Abraxis, including product development, accounting, treasury, payroll, internal audit, information technology, corporate income tax, legal services and investor relations. In addition, Old Abraxis provided manufacturing services to us at cost. After the 2007 separation, certain of these arrangements (see above) continued on a temporary basis for a period generally not to exceed 24 months, or four or five years in the case of manufacturing-related activities and lease arrangements. For periods prior to the 2007 separation, the consolidated and combined financial statements reflect the application of certain estimates and allocations and management believes the methods used to allocate these operating expenses are reasonable. The allocation methods include relative head count, sales, square footage and management knowledge. These allocated operating expenses totaled $33.3 million for the year ended December 31, 2007.
7. Intangible Assets
     As of December 31, 2009 and 2008, our goodwill had a carrying value of $241.4 million resulting from the merger of American BioScience, Inc. and American Pharmaceutical Partners, Inc. and the carrying value has not changed since that date. Goodwill is not deductible for income tax purposes.
     The following table reflects the components of intangible assets, which have finite lives:

	Weighted-	December 31, 2009			December 31, 2008
	average	Gross			Gross
	Remaining	Carrying	Accumulated	Net Book	Carrying	Accumulated	Net Book
	Life	Amount	Amortization	Value	Amount	Amortization	Value
	(in thousands)
Core technology	3.3 yrs	$220,202	$116,653	$103,549	$220,202	$85,197	$135,005
Customer relationships	3.3 yrs	23,588	12,497	11,091	23,588	9,127	14,461
Tradename	3.3 yrs	26,478	14,028	12,450	26,478	10,245	16,233
Other	15.3 yrs	19,273	1,730	17,543	10,136	544	9,592

Total		$289,541	$144,908	$144,633	$280,404	$105,113	$175,291

     Amortization expense on intangible assets was $39.8 million, $39.4 million, and $38.7 million for the years ended December 31, 2009, 2008 and 2007, respectively. Estimated amortization expense for each of the three succeeding years (2010 — 2012) is $39.8 million, and for the two years following (2013 and 2014) is $12.4 million and $1.1 million, respectively. At December 31, 2009, the weighted average expected life of intangible assets was approximately 4.7 years.
8. Accrued Liabilities
     Accrued liabilities consisted of the following at:

	December 31,
	2009	2008
	(in thousands)
Sales and marketing	$5,226	$2,631
Marketing rebates	9,513	5,552
Payroll and employee benefits	23,660	14,797
Legal	30,491	17,632
Liability award plan	7,986	—
Milestone	—	3,950
Other	11,847	8,458

	$88,723	$53,020

9. Income Taxes
     Pretax loss summarized by region is as follows:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Domestic	$(94,444)	$(252,260)	$(38,312)
Foreign	(12,904)	(26,449)	(11,244)

Total pretax loss from continuing operations	$(107,348)	$(278,709)	$(49,556)

     The (benefit ) provision for income taxes consists of the following:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Current:
Federal	$(1,931)	$678	$4,168
State	285	841	861
Foreign	57	—	—

Total current	(1,589)	1,519	5,029
Deferred:
Federal	(21,457)	(91,078)	(11,766)
State	1,684	(9,863)	(3,511)
Foreign	(8,988)	(2,565)	—
Valuation allowance	27,770	100,049	2,296

Total deferred	(991)	(3,457)	(12,981)

Total benefit for income taxes	$(2,580)	$(1,938)	$(7,952)

     Pursuant to FASB ASC 740-30, Income Taxes, a provision should be made for the tax effect of the earnings of the foreign subsidiaries that are not permanently invested outside the United States. It is our intention that earnings of our foreign subsidiaries are permanently invested outside the U.S.; therefore no deferred tax asset was set up against the cumulative earnings of our foreign subsidiaries.
     A reconciliation of the federal statutory rate to our effective tax rate is as follows:

	Year Ended December 31,
	2009	2008	2007
Tax provision at statutory federal rate	(35.0)%	(35.0)%	(35.0)%
State income taxes	(2.5)	(3.5)	(4.2)
Permanent items	2.0	1.0	—
In-process research and development	—	1.8	—
Research and development credits	—	(0.4)	(4.6)
Stock based compensation	1.1	0.4	2.4
Net operating losses utilized by APP Pharmaceuticals, Inc.	—	—	17.9
Change in state tax rate	4.5	—	—
OCI adjusted	(2.6)	—	—
FIN 48 reserve	1.0	—	—
Other	3.2	(0.9)	2.9
Change in valuation allowance	25.9	35.9	4.6

Effective tax rate	(2.4)%	(0.7)%	(16.0)%

     During 2009, we allocated an income tax benefit to continuing operations. In accordance with FASB ASC 740, all items should be considered for purposes of determining the amount of tax benefit that results from a loss from continuing operations and that should be allocated to continued operations. FASB ASC 740 is applied by tax jurisdiction and, in periods in which there is a pre-tax loss from continuing operations and pre-tax income in another category, such as other comprehensive income, tax expense is first allocated to the other sources of income, with a related benefit recorded in continuing operations. As a result, we have allocated an income tax benefit to the loss from continuing operations based on the tax rate applicable to other comprehensive income.
     During 2008, we acquired Shimoda Biotech, Ltd, a South African corporation. As part of our purchase price allocation, Shimoda’s existing intangibles were grossed up to fair market value. Because the purchase price allocation to intangibles is not recognized under South African tax rules, a deferred tax liability was established.
     We were not a taxable entity prior to the separation on November 13, 2007; however, income taxes are provided in the accompanying combined and consolidated financial statements as if we were filing a separate return. Old Abraxis will indemnify us for all tax liabilities to the extent they relate to the hospital-based generic injectable products business arising prior to the separation date.
     Current and noncurrent deferred tax assets/(liabilities) consist of the following:

	December 31,
	2009	2008
	(in thousands)
Current deferred tax assets:
Inventory	$5,525	$5,022
Other accruals and reserves	5,810	3,250
Deferred revenue	1,016	1,062
Accrued legal	32,854	28,034
Reacquisition payable	40,377	31,204

Total current deferred tax assets	85,582	68,572
Valuation allowance	(60,072)	(41,814)

Net current deferred tax assets	$25,510	$26,758

Noncurrent deferred tax liabilities:
Net operating loss and credit carryforwards	$42,953	$3,637
Stock based compensation	14,684	12,315
Deferred revenue	1,589	2,733
Activity from partnerships	(94)	2,189
Unrealized losses on marketable securities	1,610	1,660
Impairments of investments and other assets	6,943	5,296
Reacquisition payable	30,210	72,809
Intangible amortization	(39,472)	(55,374)
Purchase accounting intangible	(4,996)	(2,235)
Depreciation	(11,609)	(5,075)

Total noncurrent deferred tax liabilities	41,818	37,955
Valuation allowance	(71,325)	(61,813)

Net noncurrent deferred tax liabilities	$(29,507)	$(23,858)

Net deferred tax (liabilities) assets	$(3,997)	$2,900

     Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Both positive and negative evidence are considered in forming our judgment as to whether a valuation allowance is appropriate, and more weight is given to evidence that can be objectively verified. Valuation allowances are reassessed whenever there are changes in circumstances that may cause a change in judgment.
     As of December 31, 2009, management believed it is more likely than not that a portion of the deferred tax assets will not be realized. The net change in the valuation allowance balance from 2008 to 2009 was $27.7 million. The net increase in the valuation allowance resulted from the increases to the deferred tax asset balances relating to net operating losses and amortization.
     At December 31, 2009, we had a net deferred tax liability of $4.0 million compared to a net deferred tax asset of $2.9 million in 2008. The $4.0 million deferred tax liability consists of a net deferred tax liability of $1.8 million from Shimoda Biotech, Ltd. and a net tax deferred liability of $2.2 million from Expression Pathology Inc.
     For 2008, the company reclassified the allocation of the valuation allowance between the net current deferred tax assets and net noncurrent deferred tax assets. The reclassification was to allocate the valuation allowance pro-rata based on the gross current and noncurrent deferred tax assets. The reclassification did not change the net deferred tax asset in 2008.
     We adopted new accounting guidance under ASC 740-10 beginning January 1, 2007. This interpretation clarifies what criteria must be met prior to the recognition of the financial statement benefit of a position taken in a tax return. Following is a reconciliation of our total gross unrecognized tax benefits from January 1, 2008 to December 31, 2009 (in thousands).

Balance, December 31, 2007	$5,170
Additions for tax positions related to current year	—
Additions for tax positions related to prior years	354
Reductions for tax periods of prior years	—

Balance, December 31, 2008	$5,524
Additions for tax positions related to current year	196
Additions for tax positions related to prior years	496
Reductions for tax periods of prior years	(1,070)

Balance, December 31, 2009	5,146

     The majority of this $5.1 million of gross unrecognized tax benefits, if and when recognized, would affect our effective tax rate. We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In general, we are no longer subject to U.S. federal, state and foreign tax examinations for the years prior to 2004. We do not anticipate that any of the total tax benefits of $5.1 million will reverse in the next twelve months.
     We recognize interest and penalties related to unrecognized tax benefits in our income tax expense. At December 31, 2009, we had $0.7 million of accrued interest.
10. Supplemental Disclosure of Cash Flow Information
     During 2009, we received income tax refunds of $3.8 million. In 2008, we made income tax payments of $5.9 million. In 2007 we were not a separate entity subject to income taxes as we were a subsidiary of Old Abraxis.

11. Per Share Information
     Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the reporting period. Diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares used for the basic calculations plus any potentially dilutive shares for the portion of the year that the shares were outstanding, unless the impact is anti-dilutive. For the periods prior to the separation on November 13, 2007, basic and diluted loss per shares were computed using the number of shares of our common stock outstanding on November 13, 2007. All potentially dilutive employee stock awards were excluded from the computation of diluted loss per common share for all periods, as the effect on net loss per share was anti-dilutive. Calculations of basic and diluted loss per common share information are based on the following:

	Year Ended December 31,
	2009	2008	2007
	(in thousands, except per share data)
Basic and dilutive numerator:
Net loss attributable to common shareholders	$(103,116)	$(276,771)	$(41,604)

Denominator:
Weighted average common shares outstanding—basic and diluted	40,100	40,032	39,991

Net loss per common share—basic and diluted	$(2.57)	$(6.91)	$(1.04)

Potentially dilutive shares not included	199	243	—

12. Leases and Commitments
Leases
     We have entered into various operating lease agreements for warehouses, office space, automobiles, communications, information technology equipment and software and office equipment, including real estate leases as described in Note 6—Related Party Transactions. Rental expense amounted to $11.4 million, $10.1 million, and $5.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. Related party rent expense totaled $2.8 million, and $3.3 million for the years ended December 31, 2009 and 2008, respectively.
     As of December 31, 2009, future annual minimum lease payments related to non-cancelable operating leases, including amounts pertaining to related party leases are as follows:

	Total	Related
Year	Amount	Party
	(in thousands)
2010	$10,333	$3,039
2011	5,527	39
2012	3,560	39
2013	2,895	—
2014		2,393
Thereafter	2,082	—

	$26,790	$3,117

Purchase Obligations
     As of December 31, 2009, we purchased all of our approved paclitaxel supply from one supplier. We believe our supply risk with respect to this supplier is minimal given that the supplier is well-regarded within the industry and we have not historically experienced supply shortages with this supplier. Additionally, we maintain an adequate safety stock supply of paclitaxel to mitigate any supply disruption. As of December 31, 2009 and 2008, our inventory included $21.0 million and $34.4 million, respectively, of paclitaxel. As of December 31, 2009, we have no commitment agreement to purchase any paclitaxel in 2010.
     We also have other material supply agreements that require us to purchase approximately $32.3 million of material supply in each of the next five years.
Clinical Trial and Other Commitments
     We have entered into various clinical trial agreements with third parties for the management, planning and execution of clinical trials. These agreements generally include milestone payments based on the number of patients enrolled in the clinical study. If all milestones in these agreements were achieved, related milestone commitments to be paid by us in 2010 through 2014 would approximate $83.0 million. Based on our current estimates of patient enrollment, approximately $53.4 million would be payable in 2010, approximately $24.1 million would be payable in 2011, approximately $2.9 million would be payable in 2012, approximately $1.5 million would be payable in 2013 and approximately $1.1 million would be payable in 2014.
     We own a library of natural drug discovery soil samples and related strains acquired from around the world, which is intended for use in the discovery of new chemical entities. We are committed to paying up to $4.2 million upon the achievement of certain milestones related to these libraries, which we expect to occur within the next five years.
     We have entered into various collaborative agreements under which we have agreed to provide funding to academic and clinical trial organizations of up to $53.8 million for research and other projects over the next five years. Even though we cannot predict the timing, we generally can control the timing and amount of spending as the projects require our approval in advance of funding.
13. Contingencies
     In September and October 2009, we voluntarily recalled certain lots of Abraxane® manufactured at the Grand Island, New York facility. We accrued for all unsold inventory relating to the recall, which are included in cost of goods sold, and for product returns, which are included as an offset to Abraxane revenue. While we do not expect to incur additional costs relating to the recall, these accruals were based on facts known at the time of estimation and our assessment of the final outcome. As new information becomes available in future periods, we may change our accrual estimates.
     On July 19, 2006, Élan Pharmaceutical Int’l Ltd. filed a lawsuit against Old Abraxis in the U.S. District Court for the District of Delaware alleging that Old Abraxis willfully infringed upon two of their patents by asserting that Abraxane® uses technology protected by Élan-owned patents. Élan sought unspecified damages and an injunction. In August 2006, Old Abraxis filed a response to Élan’s complaint contending that it did not infringe on the Élan patents and that the Élan patents are invalid. On June 13, 2008, the jury ruled that we infringed upon one of Élan’s patents, which runs until 2011, and awarded Élan $55.2 million in damages for sales of Abraxane® through the judgment date. We have filed various post-trial motions and are appealing the jury ruling. We assumed any liability of Old Abraxis relating to this litigation in connection with the separation. For the year ended December 31, 2008, we recorded litigation costs of $57.6 million for this matter, which includes $2.4 million of interest.
     We are from time to time subject to claims and litigation arising in the ordinary course of business. We intend to defend vigorously any such litigation that may arise under all defenses that would be available to us. In the opinion of management, the ultimate outcome of proceedings of which management is aware, even if adverse to us, would not have a material adverse effect on our consolidated financial position or results of operations.

     We record accruals for contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. These assessments involve complex judgments about future events and rely on estimates and assumptions. Although we believe we have substantial defenses in these matters, litigation is inherently unpredictable and we could in the future incur judgments or enter into settlements that could have a material adverse effect on our results of operations.
14. Stockholders’ Equity
     For all periods prior to November 13, 2007, Old Abraxis’ investment in our proprietary products businesses is shown as parent company investment in the consolidated and combined financial statements. Parent company investment represents the historical investment of capital in us, our accumulated net earnings after taxes, and the net effect of transactions with and allocations from Old Abraxis. See Note 6—Related Party Transactions for additional information regarding the allocation to us of various expenses incurred by Old Abraxis.
     On November 13, 2007, Old Abraxis completed a distribution of one share of our common stock (par value of $0.001) for every four shares of Old Abraxis common stock. Following the separation, we had 40.0 million shares of common stock outstanding. After the separation adjustments were recorded on November 13, 2007, the remaining parent company investment balance, which includes all earnings prior to the separation, was transferred to additional paid in capital. Net loss subsequent to the separation is included in retained earnings.
Registration Rights
     Pursuant to a registration rights agreement, Old Abraxis granted registration rights to the former American BioScience, Inc. stockholders (including our executive chairman and entities affiliated with him) with respect to all 86,096,523 shares of Old Abraxis common stock they received in the merger. Under the terms of the registration rights agreement, any securities issued or issuable in respect of Old Abraxis common stock (including our common stock) would have the benefits of the registration rights agreement. Accordingly, in connection with the separation, we entered into a new registration rights agreement with the former American BioScience, Inc. shareholders with respect to 21,524,130 shares of our common stock containing provisions substantially identical to the registration rights agreement entered into in connection with the merger of American BioScience, Inc. and APP in 2006.
     These stockholders have the right to require us to register all or a portion of the shares of our common stock they receive in the distribution. In addition, these stockholders may require us to include their shares in future registration statements that we file and may require us to register their shares for resale on a Form S-3 registration statement. Upon registration, the registered shares generally will be freely tradeable in the public market without restriction. However, in connection with any underwritten offering, the stockholders will agree to lock up any other shares for up to 90 days and will agree to a limit on the maximum number of shares that can be registered for the account of these holders under so-called “shelf” registration statements.
     Except for underwriters discounts and commissions and certain marketing expenses, we will be obligated to pay all expenses for the first eight registration statements filed upon the request of a holder of registrable securities, and any other or additional expenses of registration are to be borne by the holders of registrable securities on a pro rata basis. These registration rights are subject to some conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in registration. We will be obligated to indemnify the holders of these registration rights, and each selling holder will be obligated to indemnify us, against specified liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934 and other applicable federal and state laws.
Stock Repurchase Program
     On April 20, 2009, we announced that our board of directors approved a program to repurchase up to $100 million of our common stock. Share repurchases may be commenced, suspended or discontinued at any time without prior notice. During 2009, we repurchased 20,500 shares of our common stock for an aggregate amount of $0.9 million pursuant to the stock repurchase program, which were subsequently retired in 2009.
15. Stock-Based Compensation
2007 Stock Incentive Plan
     We adopted the 2007 Stock Incentive Plan, which was approved by the sole stockholder subsequent to the 2007 separation. We have reserved 6,000,000 shares of our common stock for issuance under our 2007 Stock Incentive Plan, subject to adjustments for stock splits, stock dividends or other similar changes in our common stock or our capital structure. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2007 Stock Incentive Plan will be increased by the number of shares represented by awards that are forfeited or cancelled, or that expire or terminate, including any shares that are forfeited by the award recipient or repurchased by us pursuant to the terms of the relevant award agreement.
     Our 2007 Stock Incentive Plan provides for the grant of (a) incentive stock options to our employees, including officers and employee directors, (b) non-qualified stock options to our employees, directors and consultants and (c) other types of awards, collectively referred to as “awards.”
     No more than 1,000,000 shares under options can be granted to an individual optionee in any given fiscal year. We may grant up to an additional 750,000 shares, which will not count against the limit set forth in the previous sentence, in connection with an optionee’s initial commencement of service with our company.
     Our board of directors or a committee designated by our board of directors administers our 2007 Stock Incentive Plan and has authority to determine the terms and conditions of awards, including the types of awards, the number of shares subject to each award, the vesting schedule of the awards and the selection of grantees.
     The exercise price of all options granted under our 2007 Stock Incentive Plan will be determined by our board of directors or a committee designated by our board of directors, but in no event may this price be less than the fair market value of our common stock on the date of grant, unless otherwise determined by our board of directors with respect to non-qualified stock options. If, however, incentive stock options are granted to a person who owns stock possessing more than 10% of the voting power of all our classes of stock, the exercise price of such option must equal at least 110% of the fair market value our common stock on the grant date and the maximum term of these incentive stock options must not exceed five years. The maximum term of an incentive stock option granted to any person who does not own stock possessing more than 10% of the voting power of all our classes of stock must not exceed ten years. Our board of directors or a committee designated by our board of directors determines the term of all other awards granted under our 2007 Stock Incentive Plan. The consideration for the option may consist of cash, check, shares of our common stock, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the option, through a same-day sale and exercise procedure facilitated by a brokerage firm, loan or any combination of these forms of consideration.
     In the event of one of the following, options under our 2007 Stock Incentive Plan will terminate and be cancelled, unless the successor corporation assumes or substitutes the options:
•	a dissolution, liquidation or sale of all or substantially all of our assets,

•	a merger or consolidation in which we are not the surviving entity,

•	a corporate transaction in which our stockholders give up a majority of their equity interest in our company, or

•	an acquisition of 50% or more of our stock by any individual or entity, including by tender offer or a reverse merger.
     However, in lieu of the termination of options upon occurrence of the above events, the terms of some individual award agreements may otherwise provide for full acceleration of an optionee’s outstanding options immediately upon occurrence of the above events or full acceleration of any outstanding options that are not assumed or substituted by the surviving corporation, and full acceleration of any otherwise assumed or substituted options if optionee’s employment is terminated for cause or by optionee for good reason within twelve months of the occurrence of such events.
     Unless terminated sooner, our 2007 Stock Incentive Plan will automatically terminate in 2017. Our board of directors has authority to amend or terminate our 2007 Stock Incentive Plan, subject to stockholder approval of some amendments. However, no action may be taken that will affect any shares of common stock previously issued and sold or any option previously granted under our 2007 Stock Incentive Plan, without the grantee’s consent.
Converted Stock-Based Compensation Plans
     Following the 2007 separation, and pursuant to the provisions of the respective plan documents, holders of Old Abraxis restricted stock units (RSUs) and stock options who are current and former directors or employees of Old Abraxis whose employment related to our proprietary products business had their Old Abraxis BioScience RSUs and stock options converted into newly-issued RSUs and stock options of our company pursuant to a conversion formula that was intended to preserve the intrinsic value and maintained their pre-distribution RSUs and stock options. Except for adjustments made in connection with the conversion, the RSUs and stock options so issued had substantially the same terms, including expiration date and vesting schedule, as the converted Old Abraxis RSUs and stock options. Additionally, we assumed the American BioScience Restricted Stock Unit Plan I and American BioScience Restricted Stock Unit Plan II. We also assumed the restricted units previously granted under these plans. In connection with the separation, we adopted the 2007 Stock Incentive Plan.
     For the periods prior to the 2007 separation on November 13, 2007, our employees held stock compensation awards in the following plans sponsored by Old Abraxis:
1997 Stock Option Plan
     Under the 1997 Stock Option Plan, or the 1997 Plan, options to purchase shares of Old Abraxis’ common stock were granted to certain employees and the directors with an exercise price equal to the estimated fair market value of Old Abraxis’ common stock on the date of grant. The 1997 Plan stock options vested upon completion of Old Abraxis’ initial public offering in December 2001.
2001 Stock Incentive Plan
     The 2001 Stock Incentive Plan, or the 2001 Plan, provided for the grant of incentive stock options and restricted stock to employees, including officers and employee directors, non-qualified stock options to employees, directors and consultants and other types of awards.
     The compensation committee of Old Abraxis’ board of directors administered the 2001 Plan and had the authority to determine the terms and conditions of awards, including the types of awards, the number of shares subject to each award, the vesting schedule of the awards and the selection of the grantees. The exercise price of all options granted under the 2001 Plan were determined by the compensation committee of Old Abraxis’ board of directors, but in no event was this price less than the fair market value of Old Abraxis’ common stock on the date of grant.
2001 Non-Employee Director Stock Option Program
     The 2001 Non-Employee Director Stock Option Program, or the 2001 Program, was adopted as part, and is subject to the terms and conditions, of the 2001 Plan. The 2001 Program established a program for the automatic grant of awards to non-employee directors at the time that they initially join the board and at each annual meeting of the stockholders at which they are elected.

Restricted Unit Plan
     In connection with the 2007 separation, we assumed the American BioScience Restricted Unit Plan I and the American BioScience Restricted Unit Plan II (the “Plans”). We also assumed the restricted units previously granted under these plans to our employees.
     Shares of our common stock will be issuable upon the vesting of these units. The units granted under American BioScience Restricted Unit Plan I vested upon the completion of the merger of American BioScience, Inc. and American Pharmaceutical Partners in 2006. The units issued under the American BioScience Restricted Unit Plan II generally vested one-half on April 18, 2008 (which was the second anniversary of the closing of the merger). The balance of the shares generally will vest on April 18, 2010. The units entitle their holders to receive a number of our shares of common stock determined on each vesting date based on the notional price that vests on such date divided by our average trading price over the three days prior to vesting; except that if the average trading price of our stock price is less than $66.63, then the notional price is divided by $66.63. The maximum number of our shares that may be issuable under this restricted unit plan is 367,100 shares.
     We also assumed an agreement between Old Abraxis and RSU Plan LLC (“RSU LLC”). Under the terms of this agreement, RSU LLC has agreed that prior to the date on which restricted stock units issued pursuant to American BioScience Restricted Unit Plan II become vested, RSU LLC will deliver, or cause to be delivered, to us the number of our shares of common stock or cash (or a combination thereof) in an amount sufficient to satisfy the obligations to participants under the American BioScience Restricted Unit Plan II of the vested restricted units. We are required to satisfy our obligations under the American BioScience Restricted Unit Plan II by paying to the participants in the American BioScience Restricted Unit Plan II cash and/or shares of our common stock in the same proportion as was delivered by the RSU LLC. The intention of this agreement is to have RSU LLC satisfy our obligations under American BioScience Restricted Unit Plan II so that there would not be any further dilution to our stockholders as a result of our assumption of the American BioScience Restricted Unit Plan II.
     As of December 31, 2009, we recorded a current liability of $8.0 million for awards relating to the Plans. We had a long-term liability of $5.8 million at December 31, 2008.
Employee Stock Purchase Plan
     Certain of our employees participated in the Old Abraxis’ 2001 Employee Stock Purchase Plan, or the ESPP. Eligible employees contributed up to 10% of their base earnings toward the semi-annual purchase and issuance of Old Abraxis common stock. The employees’ purchase price was the lesser of 85% of the fair market value of the stock on the first business day of the offer period or 85% of the fair market value of the stock on the last business day of the semi-annual purchase period. Employees could purchase no more than 625 shares of Abraxis BioScience common stock within any given purchase period. The Compensation Committee of Old Abraxis indefinitely suspended the ESPP from and after the purchase period that ended on July 31, 2007.
Equity Compensation
Restricted Stock Units
     At December 31, 2009, 256,705 restricted stock units were outstanding under our 2007 and 2001 Stock Incentive Plan with a weighted average per share market value of $55.29 and with vesting dates ranging from January 2010 to July 2013. Upon vesting, each restricted stock unit entitles the holder to one share of our common stock. Compensation expense related to restricted stock unit grants is based upon the market price on the date of grant and is charged to earnings on a graded amortization basis over the applicable vesting period. Restricted stock units currently granted generally vest ratably over a four year period.
     Stock-based compensation costs for all RSU awards (including liability awards) for the years ended December 31, 2009, 2008 and 2007 were $9.7 million, $8.1 million, and $17.2 million, respectively. As of

December 31, 2009, there was $7.1 million of total unrecognized compensation expense related to restricted stocks granted under our stock-based compensation plans, which is expected to be recognized over a weighted average period of 1.6 years.
     Following is a reconciliation of unvested restricted stock unit awards as of December 31, 2009:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Grant Date	Amortization
	Awards	Fair Value(1)	Period (Years)
Outstanding unvested awards at December 31, 2008	248,631	$60.85
Granted	137,278	50.80
Vested	(90,954)	60.50
Forfeited	(38,250)	62.97

Outstanding unvested awards at December 31, 2009	256,705	$55.29	1.77

(1)	Grant date fair values are based on our stock price on the grant date.
Stock Options
     We account for stock-based compensation in accordance with FASB ASC 718, Compensation — Stock Compensation, which requires the recognition of compensation cost for all share-based payments, including employee stock options, at fair value. We use the straight-line and graded attribution methods depending on the vesting provision to recognize share-based compensation expense over the vesting period of the award. Options currently granted generally expire ten years from the grant date and vest ratably over a four-year period.
     We adjust stock option compensation on a quarterly basis for revisions to the estimated rate of equity award forfeitures based on actual forfeiture experience. During the fourth quarter of 2009, we revised the forfeiture rate with respect to stock options. The effect of the change in the forfeiture rate resulted in an increase in stock compensation expense of $0.3 million for 2009. No changes in estimated rate of forfeitures were made during 2008. During the fourth quarter of 2007, we revised the forfeiture rate with respect to stock options. The effect of the change in the forfeiture rate resulted in a reduction in stock compensation expense of $1.0 million for 2007. For the years ended December 31, 2009, 2008 and 2007, we recorded stock option compensation expense of $5.3 million, $5.2 million and $4.5 million, respectively.
     As of December 31, 2009, we had $8.1 million of total unrecognized compensation expense related to stock options granted under the equity incentive plans, which is expected to be recognized over a weighted average period of 2.0 years.

     The fair values of options granted during the years ended December 31, 2009, 2008 and 2007 were determined using the Black-Scholes option pricing model, which incorporates various assumptions. The risk-free rate of interest for the average contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is zero as we do not and Old Abraxis did not anticipate paying any dividends. The expected term of awards granted is based upon the historical exercise patterns of the participants in the plans and expected volatility is based on the historical volatility of the stock price over the expected term of the award. The weighted average estimated values of employee stock option grants and rights granted under Old Abraxis’ employee stock purchase plan as well as the weighted average assumptions that were used in calculating such values during the last three years were based on estimates at the date of grant as follows:

	Year Ended December 31,
	2009	2008	2007
	(dollars in thousands, except per share data)
Stock Options
Risk-free rate	2.1%	2.5%	3.8%
Dividend yield	—	—	—
Expected life in years	5	5	5
Volatility	66%	45%	52%
Weighted average grant date fair value of options granted	$24.15	$27.55	$26.44
     Our stock options outstanding that have vested and are expected to vest as of December 31, 2009 were as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value(1)
Vested	632,090	$52.82	4.55	$6,178,759
Expected to vest	509,886	50.42	8.94	734,600

Total	1,141,976	$51.75	6.51	$6,913,359

(1)	These amounts represent the difference between the exercise price and $40.55, the closing price of our common stock on December 31, 2009 for in the money options.
     The above options outstanding that are expected to vest are net of estimated future option forfeitures in accordance with the provisions of ASC 718. Options with aggregate grant date fair values of $3.8 million and $5.9 million and with weighted average grant date fair values of $30.75 and $33.19 vested during the years ended December 31, 2009 and 2008, respectively. Options with aggregate fair values of $0.2 million and $1.3 million, weighted average grant date fair values of $19.54 and $27.46 and aggregate intrinsic values of $0.2 million and $0.9 million were exercised during the years ended December 31, 2009 and 2008, respectively. Non-vested options totaling 0.5 million and 0.4 million shares with weighted average grant date fair values of $25.52 and $29.00 were outstanding at December 31, 2009 and 2008, respectively.

     Additional information with respect to our stock option activity is as follows:

	Options Outstanding		Exercisable Options
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at January 1, 2007	861,172	$57.98	364,366	$37.50

Granted	79,287	55.02
Exercised	(23,488)	15.63
Forfeited	(17,518)	67.55
Expired	(4,509)	76.54

Outstanding at December 31, 2007	894,944	55.98	461,960	$46.99

Granted	179,714	65.05
Exercised	(46,713)	50.51
Forfeited	(99,990)	67.42
Expired	(11,314)	97.04

Outstanding at December 31, 2008	916,641	56.28	553,864	$50.48

Granted	324,416	42.95
Exercised	(8,522)	36.74
Forfeited	(90,559)	67.51
Expired	—	—

Outstanding at December 31, 2009	1,141,976	$51.75	632,090	$52.82

     In connection with the separation, stock options of our employees were converted to reflect the adjusted value of the options based on our stock price after the 2007 separation. The number of options outstanding on the separation date and the associated exercise prices were converted using a rate of 0.4243, which was based on Old Abraxis’ stock price for the 10 consecutive trading days preceding the separation date and our stock price for the 10 consecutive trading days following the separation. No additional stock compensation resulted from the modifications under the provisions of ASC 718 because it was determined the changes were required by the terms of the awards.
     The following table summarizes information about our stock options outstanding at December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Exercise Price Ranges	Shares	Life	Price	Shares	Price
$0.00 — $12.43	171,489	0.8	$7.86	171,489	$7.86
$12.44 — $24.87	12,440	2.1	15.91	12,440	15.91
$24.88 — $37.30	95,463	7.7	31.35	25,463	30.07
$37.31 — $49.74	291,931	9.1	45.90	31,510	47.62
$49.75 — $62.17	111,077	7.4	55.32	81,246	55.59
$62.18 — $74.61	343,498	7.3	67.65	194,395	68.57
$74.62 — $87.04	20,133	4.8	80.51	19,602	80.56
$87.05 — $99.48	16,968	5.5	94.97	16,968	94.97
$99.49 — $111.91	74,668	4.8	107.43	74,668	107.43
$111.92 — $124.35	4,309	5.2	120.80	4,309	120.80

	1,141,976	6.5	$51.75	632,090	$52.82

16. Employee Benefit Plan
     Following the 2007 separation, we adopted and our employees became eligible to participate in a defined contribution plan intended to be tax-qualified. APP cooperated with us to transfer the account balances of our employees to the defined contribution plan adopted by us. We adopted the defined contribution plan in the first quarter of 2008. Prior to the 2007 separation, Old Abraxis sponsored a 401(k) defined-contribution plan, or 401(k) Plan, covering substantially all eligible employees. Employee contributions to the 401(k) Plan are voluntary. Participants’ contributions are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service. Our total matching contributions to our 401(k) Plan in 2009 and 2008 and Old Abraxis’ 401(k) Plan in 2007 were $2.2 million, $1.8 million, and $1.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.
17. Segment Information
     We operate in one business segment. Therefore, the results of operations are reported on a combined basis for purpose of segment reporting.
18. Subsequent Events
     In January 2010, we acquired a 100% ownership interest in a Maryland-based diagnostics company for $5.0 million, plus the assumption of certain liabilities and future contingent payments. The acquisition will be accounted for as a business combination and the acquired company’s results of operations will be consolidated in our financial statements from the date of acquisition.
19. Selected Quarterly Financial Data (Unaudited)

	Year Ended December 31, 2009
	First	Second	Third	Fourth
	(in thousands, except per share data)
Net revenue	$72,582	$85,129	$96,628	$104,711
Gross profit	63,455	70,513	76,914	84,503
Net loss	(23,301)	(24,280)	(38,044)	(19,143)
Net loss attributable to noncontrolling interest	(380)	(847)	(330)	(95)
Net loss attributable to common shareholders	(22,921)	(23,433)	(37,714)	(19,048)
Net loss per common share:
Basic and diluted	$(0.57)	$(0.58)	$(0.94)	$(0.47)

	Year Ended December 31, 2008
	First	Second	Third	Fourth
	(in thousands, except per share data)
Net revenue	$82,142	$77,622	$93,381	$92,164
Gross profit	73,535	67,677	82,253	82,776
Net income (loss)	4,309	(84,143)	(15,059)	(181,878)
Net income (loss) per common share:
Basic and diluted	$0.11	$(2.10)	$(0.38)	$(4.54)